Exhibit 10.31

SUMMARY OF INDEPENDENT DIRECTOR COMPENSATION POLICY

The Addus HomeCare Corporation (the “Corporation”) independent director compensation policy provides that independent directors receive an annual retainer of $35,000 for service on the Corporation’s board of directors, $1,500 per in person scheduled board meeting (whether attended in person or telephonically) and $750 per telephonic board meeting.

The chairmen of the Corporation’s audit committee, compensation committee and nominating and corporate governance committee receive an additional annual retainer of $15,000, $10,000 and $7,500, respectively. Independent directors who serve on the audit committee receive $1,500 per audit committee meeting attended and independent directors who serve on other committees receive $1,000 per committee meeting attended. Independent directors are also reimbursed for reasonable expenses incurred in attending board of directors meetings, committee meetings and stockholder meetings.

In addition, each independent director is entitled to receive an annual grant of restricted shares of the Corporation’s common stock valued at $40,000, which shall be awarded following the Corporation’s annual meeting each year beginning with the Corporation’s 2015 annual meeting. Each grant of restricted stock to an independent director shall vest on the first anniversary of the date of issuance.

The foregoing independent director compensation is effective March 1, 2015 and is subject to review and adjustment on the recommendation of the Corporation’s nominating and corporate governance committee.